LOAN CONVERSION AGREEMENT

This Loan Conversion Agreement ("Agreement") is made effective December 23, 2011 and is between:

Northern Tiger Investment Inc.
(the "Lender")

And:

First Liberty Power Corp., a Nevada Corporation
(the "Borrower")

(collectively referred to as the “Parties”).

In consideration of the mutual promises set forth herein, the Parties hereto agree as follows:

1)	Balance Owing

a)	On December 24, 2010, the Parties entered into a loan consolidation agreement, where the principal and interest on two then outstanding loans were consolidated into a single loan agreement;

b)	The initial amount of the consolidated loan was $274,520.55, with a maturity date of December 23, 2011, bearing interest at an annual rate of 10%;

c)	On December 23, 2011, the principal of the consolidated loan and accrued interest amounted to $301,972.60;

2)	Conversion

a)
The Parties will convert this loan principal and accrued interest into the common shares of the Borrower, based on the average closing price of the Borrower’s shares for the 10 trading days prior and up to the effective date of this Agreement.

b)	The quantity of shares to be issued, based on the formula in 2(a) is 3,753,544 shares.

c)	The Borrower will cause to have issued such shares within 10 days of the date of the signing of this agreement, and to deliver such shares to the Lender according to Lender’s instruction.

3)	General Provisions

a)	This Agreement shall be governed by the laws of the State of Nevada.

b)
If any provision on this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

c)
All notices and other communications hereunder shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, as identified herein. The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail, such notice shall be deemed given upon receipt and delivery or refusal.

d)	The division of this Agreement into sections, articles and other forms of division are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

e)
This Agreement shall constitute the entire agreement between the parties hereto with respect to all of the matters herein and any amendment(s) to this Agreement shall only be made in writing with the mutual agreement of all the parties herein.

f)
Counterparts. This Letter of Agreement may be executed in counterparts and transmitted electronically. Each executed counterpart shall be deemed to be an original and all counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on January 9, 2012.

Lendor:

NORTHERN TIGER INVESTMENT INC.

Authorized Signatory

Name

Borrower:

FIRST LIBERTY POWER CORP.

Authorized Signatory

Name, Title